UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2013

TEL-INSTRUMENT ELECTRONICS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	001-31990	22-1441806
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Branca Road
East Rutherford, New Jersey 07073
(Address of principal executive offices)

(201) 933-1600
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 21, 2013 announced that it continues to be listed on the NYSE MKT (“Exchange”) pursuant to an extension.

The Company was previously issued a letter indicating that the Company was below certain of the Exchange’s continued listing standards. Specifically, the Company was not in compliance with Section 1000(a) (i) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

The Company submitted a plan to the Exchange, and based on the information provided by the Company on June 17, 2013, the Exchange has determined that the Company has made a reasonable demonstration of its ability to regain compliance. As such, the Company listing was continued pursuant to an extension and was continually monitored against this plan with the next NYSE evaluation date being August 15, 2013.

Based on the information provided and the improved first quarter results, the Exchange has determined that the Company had made a reasonable demonstration of its ability to regain compliance by the end of the revised plan period which is now February 20, 2014.

The Exchange will review the Company periodically for compliance with the Plan.

Failure to make progress against this plan could result in the Exchange staff initiating delisting provisions. The Company is optimistic that it will demonstrate sufficient progress to maintain our NYSE-MKT listing. This plan will be contingent upon a full production release from the U.S. Army on the TS-4530A program.

The Company has been given a separate plan period, until November 7, 2014, to regain compliance under Section 1003(a) (ii) of the NYSE Company Guide regarding the deficiency in stockholders’ equity. The plan submitted on June 17, 2013, and accepted by the Exchange, if met, will allow the Company to meet this requirement.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1*           Press release dated August 21, 2013, “Tel-Instrument Electronics Corp Continues to be Listed on NYSE-MKT”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP.

Date: August 21, 2013	By:	/s/ Joseph P. Macaluso
Name: Joseph P. Macaluso
Title: Principal Accounting Officer